SUBSIDIARIES OF THE COMPANY

GameZnFlix Racing and Merchandising, Inc. (formerly known as AmCorp Group, Inc.), a Nevada corporation

GameZnFlix Entertainment, Inc.

Naturally Safe Technologies, Inc., a Nevada corporation